Exhibit 23.2

Consent of Independent Public Accountants

The Board of Directors CSW UK Finance Company:

      We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 2-70746, 33-12992, 33-49301, 33-63027 and 33-64233)
and on Form S-3  (Nos.  33-50193  and  333-00911)  of  Central  and  South  West
Corporation of our report dated 19 January 1999, with respect to the consolidated balance sheet of CSW UK Finance Company as of 31 December 1998, and the related consolidated statements of earnings and cashflows for the year then ended, which report appears in the 31 December 1998, annual report on Form 10-K of Central and South West Corporation.

KPMG Audit Plc                                               London, England
Chartered Accountants                                        10 March 1999
Registered Auditors




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